Exhibit 8.1
Subsidiaries of the Registrant

Company Name	Country of Incorporation

Converium AG	Switzerland/Zurich
Converium IP Management AG	Switzerland/Zurich
Converium Rückversicherung (Deutschland) AG	Germany/Cologne
Converium Holding (UK) Ltd	United Kingdom/London
Converium Insurance (UK) Ltd	United Kingdom/London
Converium London Management Ltd	United Kingdom/London
Converium Underwriting Ltd	United Kingdom/London
Converium Finance S.A.	Luxembourg/Luxembourg
Converium Finance (Bermuda) Ltd	Bermuda/Hamilton